Exhibit 11
                           DETECTION SYSTEMS, INC.
                      COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share data)


    Quarter Ended June 30,                      1998         1997
                                                ----         ----

    Net income                                 $ 832       $1,133
    Plus: amortization of redeemable stock                     12
                                               -----        -----
    Income available to common stockholders      832        1,145
                                               =====        =====
    Weighted average number of shares          6,291        4,613
                                               =====        =====
    Basic earnings per share                   $0.13        $0.25
                                               =====        =====
    Shares attributable to deferred
     compensation plans and stock
     options and warrants                        542          588
                                                ====         ====
    Diluted earnings per share:                $0.12        $0.22
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